Exhibit 10.4

IRON ORE ROYALTY AGREEMENT

THIS IRON ORE ROYALTY AGREEMENT (the "Royalty Agreement") is made and entered into effect on the 20th day, of December 2010 (the "Effective Date"), by and between Iron Mining Group, Inc., a Florida corporation ("IMG"), MST Financial, LLC, a Delaware limited liability company, as agent for the Holders (the "Agent") and the parties listed on Exhibit A (the “Holders”).  IMG, the Holders and the Agent are each also referred to herein as a "Party" and collectively, the "Parties".

RECITALS

WHEREAS, IMG is a global iron ore mining company with a market focus in Latin America and current mining projects in Chile.

WHEREAS, the Holders are concurrently making a certain loan in the original principal amount of $3,300,000 (the “Loan”) to IMG pursuant to a Loan Agreement by and among IMG and the Holders dated of even date herewith (the “Loan Agreement”).

WHEREAS, it is a condition precedent to the Holders advancing the Loan to IMG pursuant to the Loan Agreement, that IMG execute and deliver this Agreement.

WHEREAS, the Agent is serving as agent for the Holders pursuant to its appointment as agent for each of the Holders in respect of each of the Loan Documents, including this Royalty Agreement, with such authority granted in the Loan Agreement.

NOW THEREFORE, in consideration of these premises and the agreements, covenants and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

AGREEMENT

Article 1: Definitions

All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Loan Agreement.  Unless otherwise defined, all capitalized terms shall have the following meanings:

1.1           "Dry metric tons" means the actual weight of Iron Ore calculated on a moisture-free basis. Methods of sampling, testing and calculating moisture-free weight shall conform to methods described in Article 5: Sampling, Assay, and Analysis.

1.2           “GAAP” means generally accepted accounting principles as set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

1.3           "IMG Party" shall mean IMG, or any of its direct and indirect subsidiaries.

1.4           "Iron Ore" shall hold the meaning customarily used in the global steel and commodities trading industries, namely all ores from which iron can be extracted.

1.5           “Person” means an individual, corporation, partnership (including any limited partnership), limited liability company, association, trust or other entity or organization, including any governmental authority.

1.6           “Quarterly Statement” shall have the meaning set forth in Section 3.1.

1.7           “Required Holders” means, as of any time of determination, the Holders set forth on Exhibit A identified as Class A Lenders representing more than 50% of such class.

1.8           "Royalty" shall have the meaning set forth in Section 2.1.

1.9           "Sale" shall mean the sale of Iron Ore by IMG.

1.10           “SEC” means the Securities and Exchange Commission.

1.11           “Shipment” shall have the meaning set forth in Section 3.1.

1.12           “Single Shipment” means a Shipment to one customer in one transaction.

Article 2: Grant of Iron Ore Royalty

2.1           Iron Ore Royalty. Commencing on the Effective Date and until the fourth anniversary of the first Shipment of at least 30,000 Dry Metric Tons by IMG (in a Single Shipment), IMG shall pay indirectly to the Holders through the Agent (or directly to the Holders, including the Agent as set forth below) an iron ore royalty in the amount of $3.30 per dry metric ton of iron ore shipped by IMG or any of its subsidiaries or affiliates from Chile and Mexico (the "Royalty"). The Royalty shall survive any repayment of the Loan or conversion of the Note pursuant to Section 8.1 of the Loan Agreement.  Prior to the date the Loan is paid in full or the Note is fully converted, IMG shall pay the Royalty indirectly to the Holders through the Agent.  After the date the Loan is paid in full or the Note is fully converted, IMG shall pay the percentage of Royalty set forth on Exhibit A directly to the Holders, including the Agent.

2.2           No Burden on Ores; No Royalty in Kind. The Royalty is a grant of a payment out of the proceeds of production and Sale from IMG's global iron ore mining and Sale activities. The Royalty is not intended, and nothing in this Royalty Agreement shall be interpreted, to grant to the Agent (or the other Holders) any legal or beneficial ownership rights to or a burden upon any ores, concentrates or products located or produced by IMG. Except as otherwise provided in an agreement binding upon the Parties, the Holders (including the Agent) shall have no right to take, or elect to take, the Royalty or value of the Royalty in kind by physical delivery of ores, concentrates or Products.

Article 3: Manner of Payment

3.1           Royalty Payments. Royalties shall accrue at the time of the Shipment of Iron Ore by IMG to a purchaser. For purposes of this Agreement, "Shipment" means the date on which IMG recognizes the Sale of Iron Ore in accordance with GAAP. Royalty payments shall become due and payable quarterly on the fifteenth (15th) day of the month following the last day of the calendar quarter in which the same accrue. Royalty payments shall be made by IMG's check or wire transfer, and shall be accompanied by a settlement sheet showing the quantities and grades of Iron Ore processed, Sold and Shipped during the previous calendar quarter, and other pertinent information in sufficient detail to explain the calculation of the Royalty payment ("Quarterly Statement").  The obligations hereunder of IMG are not subject to any right of offset, counterclaim or deduction in respect of any other obligation of IMG to the other Parties, or the other Parties to IMG, hereunder or under any other agreement.

3.2           Payment Verification. As a publicly reporting company, IMG will file quarterly and annual reports as required by the SEC. Included in the segment reporting section of its quarterly reports will be all figures and methods used in connection with the calculation of the amount of royalties payable hereunder. Once annually, IMG's accounts and records will be audited by BDO Seidman and the results of such audit will be included in its annual report on Form 10-K filed with the SEC.

Article 4: Term of Agreement.

This Royalty Agreement shall expire on the fourth anniversary of the first shipment by IMG of at least 30,000 Dry Metric Tons in a Single Shipment.

Article 5: Sampling, Assay, and Analysis.

Any determination of weight, volume, moisture content, or pay metal content, and any sampling and analysis required pursuant to this Article 5 shall be made in accordance with sound mining and metallurgical practices and standard sampling and analysis procedures prevailing in the Iron Ore mining and milling industry by an independent inspector mutually agreed to by IMG and the Agent.  Upon the request of the Agent, but no more than three times in any 12 month period, IMG shall cause such inspector to take three samples and provide one such sample to IMG, a second sample to the Agent and retain a third sample in the event of a dispute among the Parties in respect thereof.  All statements or reports wherein such independent inspector’s assay of samples are set forth shall be conclusively presumed to be true and correct, unless, within ninety (90) days after such statements or reports are delivered to the Agent and IMG, either the Agent or IMG makes written objection thereto and demands an assay by an independent referee mutually agreed to by IMG and the Agent.  Unless such objection and demand is made within such 90-day period, the independent inspector shall have no duty to preserve the third sample after the end of such 90-day period. The cost of the independent inspector and any independent referee shall be borne by IMG.

Article 6: Waste Rock, Spoil and Tailings.

Except for the Royalty payable on Iron Ore as provided here, the Holders (including the Agent) shall have no rights, title or interest in any residue or tailings remaining after processing or any other products or compounds of minerals. The Royalty shall be payable only on Iron Ore. All waste rock, spoil, tailings, or other mine wastes and residue shall be the sole property of IMG. IMG shall have the sole right to dump, deposit, sell, dispose of, or reprocess such waste rock, spoil, tailings, or other mine wastes and residues subject to any other agreements between the Parties.

Article 7: Confidentiality.

All information developed or acquired by the Holders (including the Agent) under or pursuant to this Royalty Agreement relating to mineral discoveries, ore reserves, mining methods, plans and production schedules, terms of agreements, ownership interests and all other information relating to IMG's operations (“Confidential Information”), shall be treated and kept as confidential and shall not be released or made public without IMG's express prior written consent, which consent may be withheld at IMG's sole discretion, provided, however, that nothing herein shall be construed to interfere with (i) any responsibility of any Holder (including the Agent) to make reasonable disclosures required under applicable securities or other laws, or (ii) any Holder’s disclosure of the Confidential Information to such Holder’s employees and the employees of its affiliates who have a need to know the Confidential Information and their attorneys and advisors. The Holders (including the Agent) acknowledge and agree that in the event of a breach of this covenant of confidentiality the remedy at law may be inadequate and, without limiting any other remedy available at law or equity, IMG may enforce this covenant through injunction, specific performance or other form of equitable relief or money damages or any combination thereof.  Notwithstanding anything to the contrary herein, Confidential Information shall not include any information that: (i) is, or becomes generally available to the public (other than as a result of its disclosure by any Holder), (ii) was available to the Holders on a non-confidential basis prior to disclosure by the IMG, or (iii) is, was or becomes available to Holders on a non-confidential basis from a Person who is not otherwise bound by a confidentiality agreement with IMG.

Article 8: Events of Default

Upon the occurrence and continuance of an Event of Default beyond any applicable grace period, the Agent may, and at the request of the Required Holders shall, make all sums of Royalty payments then remaining unpaid thereon and all other amounts payable hereunder immediately due and payable (the "Default Payment"). If, with respect to any Event of Default, IMG cures the Event of Default, the Event of Default will be deemed to no longer exist and any rights and remedies of the Holders pertaining to such Event of Default will be of no further force or effect.

The occurrence of any of the following events set forth in Sections 8.1 through 8.6, inclusive, is an "Event of Default":

8.1           Failure to Pay Royalty Payment. IMG fails to pay when due any Royalty payment in accordance herewith and such failure shall continue for a period of three (3) days following the date upon which any such payment was due.

8.2           Breach of Covenant. Any IMG Party breaches any covenant or any other term or condition of this Agreement, the Loan Agreement or Security Agreement in any material respect and such breach, if subject to cure, continues uncured for a period of ten (10) days after the occurrence thereof, or such longer cure period provided in the Loan Agreement or Security Agreement.

8.3           Breach of Representations and Warranties. Any representation or warranty made by any IMG Party in this Royalty Agreement, the Loan Agreement or Security Agreement shall be false or misleading in any material respect on the date that such representation or warranty was made or deemed made, unless such representation or warranty is qualified by materiality, in which case the representation or warranty is false or misleading in any respect on the date such representation or warrant was made or deemed to have been made.

8.4           Receiver or Trustee. Any IMG Party shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

8.5           Judgments. Any money judgment, writ or similar final process shall be entered or filed against any IMG Party or any of their respective property or other assets for more than $50,000, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) business days.

8.6           Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against any IMG Party, which proceedings remain undismissed for thirty (30) days.

8.7           Payment Grace Period. Following the occurrence and continuance of an Event of Default beyond any applicable cure period hereunder, IMG shall pay indirectly the Holders through the Agent (or directly to the Holders, including the Agent as set forth in Section 2.1) a default interest rate of 1.5% per month on all amounts due and owing under the Royalty Agreement, which default interest shall be payable upon demand by the Agent.

Article 9: General.

9.1           Applicable Law. This Royalty Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. Any action brought by the Parties concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the State of New York. The Parties and the individual signing this Royalty Agreement on behalf of IMG agree to submit to the jurisdiction of such courts. In the event that any provision of this Royalty Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Royalty Agreement. Nothing contained herein shall be deemed or operate to preclude the Agent from bringing suit or taking other legal action against IMG in any other jurisdiction to collect on IMG's obligations to the Agent, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court in favor of the Agent.

9.2           Waiver. The failure of either IMG or the Agent to insist on the strict performance of any provision of this Royalty Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Royalty Agreement or limit IMG's or the Agent's right thereafter to enforce any provision or exercise any right hereunder. A waiver of any provision of this Royalty Agreement shall not be effective unless in writing and signed by the Party against whom it is to be enforced.

9.3           Amendment. No modification or amendment of this Royalty Agreement shall be valid unless made in writing and duly executed by IMG and the Agent, unless any such modification or amendment adversely affects a Holder disproportionately to the other Holders (including the Agent).

9.4           Severability. If any term or other provision of this Royalty Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Royalty Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Royalty Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.5           Notices. All notices and other required communications ("Notices") to the Parties to this Royalty Agreement shall be in writing, and shall be addressed respectively as follows:

If to IMG:

   Name:                                Iron Mining Group, Investor Relations
   Street:                                295 Madison Ave. 12th Floor
   City, State, Zip:                  New York, NY 10017
   Facsimile:                           (310) 919-3116
   Email:                                 info@IronMG.com

If to the Agent:

Name:                                MST Financial, LLC
Street:                               1 Penn Plaza, Suite 4125
                                           250 West 34th Street
City, State, Zip:                 New York, NY  10119
Facsimile:                          (212) 798-8137
Email:                                slebowitz@glbsm.com

Any notice to the Holders shall be addressed to the address for such Holder set forth on Exhibit A.  Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Parties at their respective addresses designated above by ten (10) days advance written notice to the other Parties.

9.6           Amendment Provision. The term "Royalty Agreement" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

9.7           Entire Agreement. This Royalty Agreement contains the entire understanding of the Parties regarding the subject matter hereof, and supersedes all prior agreements and understandings by and among the Parties relating to the subject matter hereof.

9.8           Assignment and Binding Effect.

a)           IMG may assign all of its obligations and duties under this Royalty Agreement only with the prior written consent of the Agent, and in each case upon a written assumption by the assignee of IMG's obligations and duties hereunder.

b)           This Royalty Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Parties.

9.9           Successors and Assigns. All of the terms, conditions, stipulations, warranties, representations and covenants of this Royalty Agreement shall apply to and be binding upon and shall inure to the benefit of the Parties and each of their respective personal representatives, successors and permitted assigns except that:

a)           Nothing in this Royalty Agreement, expressed or implied, shall be construed to confer upon any Person (other than the Parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the affiliates of the Holders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

b)           None of the Holders shall sell, assign, transfer, pledge, syndicate, sell, hypothecate, contribute, encumber or otherwise dispose of (a “Transfer”) any of its rights to receive a portion of the Royalty (a “Royalty Payment”), unless any such Transfer results in the same number of Holders of record for purposes of the Royalty.

c)           None of the Holders shall Transfer any of its right to receive a Royalty Payment to any Person other than an accredited investor (as defined in Securities Act Rule 501, as amended) without the written consent of the Agent.  Any Holder that Transfers any right to receive a Royalty Payment shall pay all out-of-pocket costs and expenses of the Agent in connection with any Transfer to which such Person is a party.

d)           None of the Holders shall Transfer any right to receive a Royalty Payment (i) to IMG or any affiliate of IMG and (ii) unless the transferee of such right to receive a Royalty Payment, including without limitation a pledgee or a purchaser under a repurchase agreement, shall execute an assignment agreement in a form satisfactory to Agent whereby such transferee, among other things, (x) assumes all of the obligations of the Holder hereunder and (y) makes such representations with respect to securities laws and other matters as required by applicable law and as the Agent shall reasonably require.

9.10           Further Assurances. Each Party shall take such actions and sign such documents reasonably requested by any other Party to enable such requesting party to enjoy the intended rights and benefits hereof.

9.11           Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the Parties and their successors or assigns, any rights or remedies under or by reason of this Royalty Agreement.

9.12           Counterparts. This Royalty Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

9.13           Construction. Each Party acknowledges that its legal counsel participated in the preparation of this Royalty Agreement and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Royalty Agreement to favor any party against the other.

9.14           Currency. All references in this Royalty Agreement to dollars and cents, unless otherwise specifically indicated, are expressed in currency of the United States of America.

[Signature Page Next]

IN WITNESS WHEREOF, the parties hereto have executed this Royalty Agreement as of the Effective Date.

IRON MINING GROUP, INC.

By:	/s/
Name: Garrett K. Krause
Title: CEO

IN WITNESS WHEREOF, the parties hereto have executed this Royalty Agreement as of the Effective Date.

MST FINANCIAL, LLC

By:	/s/
Name: Garrett K. Krause
Title: CEO

IN WITNESS WHEREOF, the parties hereto have executed this Royalty Agreement as of the Effective Date.

HOLDER

By:	/s/
Name:
Title (if applicable):